FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Gregory Hunt 781-830-3995 ghunt@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Reports Earnings Results for Its
Second Fiscal Quarter and Six Months Ended March 31, 2007

Canton, Mass., (May 10, 2007) – Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) announced today the earnings results for its second fiscal quarter ended March 31, 2007.

For the quarter ended March 31, 2007, total revenue from continuing operations decreased 13% to $163 million compared to $187 million in the same period last year. Comparable store sales decreased 13%. Excluding sales from the recently announced 49 closing stores, comparable store sales decreased 13% as well. Revenue from retail stores, excluding revenues from closed stores, was down 44% for projection televisions and 35% for plasma televisions. These decreases were partially offset by an increase of 72% for revenue from LCD televisions.

Gross profit margin for the quarter was 39.2% compared to 43.0% in the same period last year. The decline was due to lower gross margin in the television category, as well as reduced vendor funding in volume rebates and stretch goals as compared to last year.

SG&A expense was reduced $5.6 million for the quarter compared to the same period last year. Compensation was down $4.3 million, primarily due to lower headcount. Insurance was down $1.4 million due to lower claims costs and commensurate reserves adjustments.

Operating loss for the three months ended March 31, 2007 was $38.0 million compared to operating income of $1.0 million last year. Included in this year’s operating loss were restructuring and impairment charges of $27.2 million and $1.7 million, respectively. The restructuring charges were mostly non-cash, including $25.4 million to write-down fixed assets at closing stores, $0.9 million to write-down goodwill, $0.5 million for accrued severance and benefits and $0.4 million for professional fees associated with liquidation of inventory. Additionally we recorded impairments of $1.7 million relating to certain stores that are not closing.

Net loss from continuing operations for the three month period was $35.2 million compared to net income of $0.4 million for the same period last year. Net loss included an income tax benefit of $3.7 million, as the Company’s federal income tax settlement was higher than the receivable it was carrying. Diluted loss per share from continuing operations for the three months ended March 31, 2007 was $1.38 compared to diluted earnings per share of $0.02 for the same period last year.

For the six months ended March 31, 2007, total revenue from continuing operations decreased to $397 million, from $453 million last year. Comparable store sales decreased 11% for the same period.

Operating loss for the six months ended March 31, 2007 was $35.4 million compared to operating income of $16.4 million last year. Net loss from continuing operations for the six month period was $34.3 million compared to net income of $14.8 million for the same period last year. Diluted loss per share from continuing operations for the six months ended March 31, 2007 was $1.29 compared to diluted earnings per share of $0.61 for the same period last year.

Tweeter continues to evaluate both its short and long-term capital needs in light of its efforts to stem its losses. The Company received its anticipated federal tax refund during the quarter ended March 31, 2007, totaling $13.9 million, including interest of $1.6 million. In addition, the Company is in the midst of executing its recently announced restructuring plan to close 49 stores, two regional facilities and exit several regions of the country, the goal being to eliminate unprofitable stores and focus its efforts on better-performing regions. As of May 8, 2007, the Company had sold approximately $17 million of the $35 million in inventory available for sale at the closing stores, and these sales yielded a positive gross profit. As of this writing, six of the 49 identified stores are closed with no continuing sales or payroll associated with them. The Company expects to close two more stores in May and the balance in June.

Although the Company expects the restructuring to have a positive effect on its operations in the future, closing stores results in additional short-term expenses that put further strain on current cash needs. The Company is working with the landlords of the closing stores to reach termination settlements that will reduce the cost of such closings.

The Company believes that it does not have sufficient working capital to fund its short-term needs, such as the payment of costs associated with store closings, lump-sum payments to landlords of closed stores with whom it reaches settlements, and to fund its long-term cash needs. The Company continues to investigate the marketability of its investment in Tivoli, a privately-held company in which Tweeter currently holds an ownership interest of 18.75%. There is no guarantee that the Company will be able to sell the Tivoli stock. The Company is pursuing other alternatives for raising additional capital. Any additional capital could take the form of debt or equity, but there can be no assurance that additional debt or equity will be available on acceptable terms or at all. Any equity financing could result in substantial dilution to existing stockholders. Absent obtaining additional capital or reaching adequate settlements with the landlords of its closing stores, the Company may choose to file for reorganization under Chapter 11 of the bankruptcy code.

“We will continue to stay true to our traditional high-end niche as we work our way through these challenges,” said Tweeter President and CEO Joe McGuire. “We will remain focused on the mid- to upper-end HDTV market as we continually change our assortment to reflect that direction. We believe this strategy is compatible with the full-service solution that we provide our customers with everyday: a great retail store, top-notch system design, and elegant installation all wrapped up in a professional, personalized experience at all points of contact.”

Tweeter’s CE Playground stores continue to outperform the Company’s traditional shops in margin, sales and in-home installations in their respective markets. Two of these stores were converted from their original format in the past year and both stores registered strong sales increases during the quarter, with their combined sales up 24%. The stores have given Tweeter a unique model to live along side the traditional grab-and-go box retailers.

“We are very encouraged by the success of our Playground stores,” said McGuire. “That is why such a large part of our restructuring plan is to continue to execute this concept in our remaining 97 traditional stores by taking what we have learned from our current Playground stores and rolling it into our existing fleet.”

Greg Hunt, Senior Vice President and Chief Financial Officer added, “As part of our normal review process our finance team recognized an error in the accounting for our deferred compensation plan. In prior periods we had tracked the plan’s assets along with the liability to the plan participants, but we did not record these amounts in our financial statements, as they essentially netted to zero. In accordance with deferred compensation accounting literature, we should have presented these items separately, or “grossed up” on our balance sheets and recorded gains or losses on the invested assets as other income/expense, offset by an equal amount of compensation expense, on our statements of operations. We expect the impact on our earnings of this change to be zero. We will file Form 12b-25 with the SEC to extend the filing deadline for our Form 10-Q for an additional five calendar days to allow our staff to complete its review of this accounting and disclosure for the deferred compensation plan. Even though we believe the quantitative impact of this error to our prior financial statements to be immaterial, we plan to amend our Form 10-K for the year ended September 30, 2006 and our Form 10-Q for the period ending December 31, 2006 as soon as is practicable to reflect the restatement of the financial statements included in those filings to correct this error. The historical condensed financial statements attached to this press release have been restated to correct the accounting for the deferred compensation plan.”

There will be a conference call to discuss this press release at 10:30 AM EDT today. A live webcast of the call will be available. To access the webcast, log on at www.streetevents.com or from Tweeter’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session. The conference call will be available for playback until Thursday, May 17, 2007 at 11:59 PM EDT. The call can also be downloaded as an MP3 file from Tweeter’s investor relations website as of 12:00 PM EDT on Friday, May 11, 2007.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The Company’s fiscal 2006 revenues were $775 million. Tweeter has been named the 2006 Retailer of the Year by Sound and Vision Magazine and a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. The company operates 147 stores under the Tweeter, hifi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, Chicago, the Southeast (including Florida), Texas, Southern California, Phoenix and Las Vegas.

Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

TWEETER HOME ENTERTAINMENT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands except share and per share data)

	Three Months ended		Six Months ended
	March 31,		March 31,
	2007	2006	2007	2006
		(Restated)		(Restated)
Total revenue	$163,285	$186,846	$397,343	$452,853
Cost of sales	99,286	106,473	240,702	263,458

Gross profit	63,999	80,373	156,641	189,395
Selling, general and administrative expenses	73,253	78,867	163,650	172,207
Amortization of intangibles	—	170	—	340
Impairment charge	1,706	—	1,706	—
Restructuring charges	27,159	401	26,730	484

Operating income (loss)	(38,119)	935	(35,445)	16,364
Interest expense	(1,096)	(1,114)	(2,629)	(2,500)
Other income	79	102	249	144

Income (loss) from continuing operations before income taxes	(39,136)	(77)	(37,825)	14,008
Income tax provision (benefit)	(3,726)	10	(3,726)	110

Income (loss) from continuing operations before income from equity investments — related parties	(35,410)	(87)	(34,099)	13,898
Income from equity investments - related parties	254	491	1,210	1,186

Net income (loss) from continuing operations	(35,156)	404	(32,889)	15,084

Discontinued operations:
Net income (loss) from discontinued operations	(67)	20	(1,460)	(254)

Net income (loss)	$(35,223)	$424	$(34,349)	$14,830

Basic income (loss) per share:
Income (loss) from continuing operations	$(1.38)	$0.02	$(1.29)	$0.61
Loss from discontinued operations	—	—	(0.06)	(0.01)

Basic net income (loss) per share	$(1.38)	$0.02	$(1.35)	$0.60

Diluted income (loss) per share:
Income (loss) from continuing operations	$(1.38)	$0.02	$(1.29)	$0.60
Loss from discontinued operations	—	—	(0.06)	(0.01)

Diluted net income (loss) per share	$(1.38)	$0.02	$(1.35)	$0.59

Weighted average shares outstanding:
Basic	25,528,739	25,038,614	25,510,454	24,882,751

Diluted	25,528,739	25,602,697	25,510,454	25,191,800

TWEETER HOME ENTERTAINMENT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in thousands)

	March 31,	September 30,	March 31,
	2007	2006	2006
		(Restated)	(Restated)
ASSETS

Current Assets:
Cash and cash equivalents	$1,927	$1,296	$4,373
Restricted cash	5,654	—	—
Accounts receivable, net	20,517	20,197	26,491
Inventory	80,969	109,039	110,955
Other current assets	11,441	17,824	17,747

Total current assets	120,508	148,356	159,566
Property and equipment, net	69,378	102,072	101,607
Long-term investments	3,420	2,639	2,715
Goodwill and intangible assets, net	4,376	5,251	5,478
Other assets, net	2,280	2,178	1,968

Total	$199,962	$260,496	$271,334

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$6,905	$6,480	$10,129
Accounts payable, accrued expenses and other current liabilities	88,594	102,521	93,449

Total current liabilities	95,499	109,001	103,578
Long-term debt	38,918	50,362	43,526
Other long-term liabilities	31,004	32,977	26,833
Stockholders’ equity	34,541	68,156	97,397

Total	$199,962	$260,496	$271,334

# # #

Certain statements contained in this press release, including, without limitation, statements containing the words “expects,” “believes,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including the risk we face from intense competition, changes in consumer demand, preference and patterns, our ability to obtain additional capital on acceptable terms, if at all, our ability to sell our ownership in Tivoli, our ability to reach adequate settlements with the landlords of our closing stores, and other risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 21, 2006 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.